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                                EXHIBIT 11

                               AIRGAS, INC.

                      EARNINGS PER SHARE CALCULATIONS

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                                                  Three Months Ended
                                                       June 30,
(In thousands, except per share amounts)          2001          2000
                                                  --------------------
Weighted Average Shares Outstanding:

     Basic shares outstanding                     67,400        65,100
     Stock options - incremental shares            1,000           400
     Contingently issuable shares                     --         1,800
                                                  ------        ------
     Diluted shares outstanding                   68,400        67,300
                                                  ======        ======

Net earnings                                     $13,451        $9,816
                                                 =======        ======

Basic earnings per share                         $   .20        $  .15
                                                 =======        ======

Diluted earnings per share                       $   .20        $  .15
                                                 =======        ======

Pro forma amounts assuming the application of the change in accounting principle
(adoption of SFAS 142) applied retroactively:

Net earnings                                     $13,451       $13,371
                                                 =======       =======

Basic earnings per share                         $   .20       $   .20
                                                 =======       =======

Diluted earnings per share                       $   .20       $   .20
                                                 =======       =======
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